UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2006 (May 10, 2006)

TOMMY HILFIGER CORPORATION

(Exact name of registrant as specified in its charter)

BRITISH VIRGIN ISLANDS	1-11226	98-0372112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9/F, Novel Industrial Building , 850-870 Lai Chi Kok Road, Cheung-Sha Wan, Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code 852-2216-0668

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On May 10, 2006, Tommy Hilfiger Corporation (the "Company") completed its merger (the "Merger") with Elmira (BVI) Unlimited ("Merger Sub"), an unlimited company organized under the laws of the British Virgin Islands and a direct wholly-owned subsidiary of Elmira 2 B.V. (f/k/a BMD Venture Capital B.V.), a Netherlands limited liability company ("Parent"), pursuant to the Agreement and Plan of Merger, dated as of December 23, 2005 (as amended, the "Merger Agreement"), by and among the Company, Parent and Merger Sub. Parent and Merger Sub are subsidiaries of funds advised by Apax Partners.

Item 1.02.	Termination of a Material Definitive Agreement.

Credit Facility. On May 10, 2006, in connection with the completion of the Merger, Tommy Hilfiger U.S.A., Inc. ("TH USA"), a wholly-owned subsidiary of the Company, terminated its $150 million letter of credit agreement among the Company, as guarantor, TH USA, as borrower, Wachovia Bank, National Association, as syndication agent, Fleet National Bank, as documentation agent, and JP Morgan Chase Bank, N.A., as administrative agent, dated April 19, 2005 (the "Credit Facility"). The Credit Facility was guaranteed by the Company and by Tommy Hilfiger U.S.A. Guaranty LLC, a subsidiary of TH USA, and was fully cash-collateralized.

Item 3.01.           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, the Company notified the New York Stock Exchange ("NYSE") on May 10, 2006 that each ordinary share, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (the "Company Ordinary Shares"), was canceled and automatically converted into the right to receive $16.80 in cash, without interest thereon, and requested that the NYSE file with the Securities and Exchange Commission an application on Form 25 to report that the Company Ordinary Shares are no longer listed on the NYSE.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement, each Company Ordinary Share was canceled and automatically converted into the right to receive $16.80 in cash, without interest thereon.

On May 10, 2006, TH USA effected a covenant defeasance of all of its outstanding 9% Senior Bonds due 2031 (the "2031 Senior Bonds"). Pursuant to the covenant defeasance, TH USA deposited U.S. government obligations and cash in an irrevocable trust with the Wilmington Trust Company, as trustee, in an amount sufficient to provide for the redemption of the 2031 Senior Bonds on December 4, 2006, according to their terms at 100% of their principal amount, plus accrued and unpaid interest up to but not including the date of redemption. The covenant defeasance removed certain of the restrictive covenants in the indenture governing the 2031 Senior Bonds, including those relating to the limitations on TH USA's liens and indebtedness. In connection with the covenant defeasance, TH USA has authorized the redemption on December 4, 2006 of all 2031 Senior Bonds then outstanding.

On May 10, 2006, TH USA accepted for payment all of its 6.85% Notes due 2008 (the "2008 Notes") that were validly tendered and not properly withdrawn prior to the expiration of TH USA's previously announced tender offer and consent solicitation for the 2008 Notes.

Item 5.01 Changes in Control of Registrant.

On May 10, 2006, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into the Company, with the Company continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the Company is 100% owned by Parent. Parent is held indirectly by funds advised by Apax Partners.

The aggregate purchase price paid for all of the Company Ordinary Shares and options to purchase Company Ordinary Shares in the Merger was approximately $1.6 billion. The aggregate purchase price and related fees and expenses were funded by new credit facilities, as well as by equity financing from funds advised by Apax Partners.

A copy of the press release issued jointly by the Company and Parent on May 10, 2006, announcing the consummation of the Merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

By action of the Merger, each of David F. Dyer, Clinton V. Silver, Mario L. Baeza, Thomas J. Hilfiger, Jerri L. DeVard and Robert T. T. Sze resigned as directors of the Company, and the existing directors of Merger Sub became the directors of the Company. Upon the effectiveness of the Merger, David F. Dyer resigned as Chief Executive Officer and President of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company's Memoranda and Articles of Association were amended and restated through operation of the Merger and the indemnification obligations of the Company towards its directors and officers were preserved.

Item 8.01 Other Events.

On May 10, 2006, the Company issued a press release announcing the consummation of its merger with Merger Sub.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits

99.1	Press Release dated May 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOMMY HILFIGER CORPORATION

By:	/s/ Fred Gehring
	Name:	Fred Gehring
	Title:	Director

Date: May 11, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 10, 2006